SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ACTUANT CORPORATION

6100 North Baker Road

MILWAUKEE, WISCONSIN 53209

(414) 352-4160

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that a Special Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held on July 7, 2006 at 8:00 a.m. central time at the Company’s executive offices at 6100 North Baker Road, Milwaukee, Wisconsin 53209 for the following purposes:

1.	To consider and vote upon a proposal to amend the Company’s Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock;

2.	To consider and vote upon a proposal to adopt the Actuant Corporation Long Term Incentive Plan; and

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on May 15, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

Whether or not you expect to attend the Special Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Special Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

May     , 2006

ACTUANT CORPORATION

6100 North Baker Road

MILWAUKEE, WISCONSIN 53209

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed

to shareholders on or about May     , 2006

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Shareholders to be held on Friday, July 7, 2006 (the “Meeting”), and at any adjournment thereof.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR Proposal 1, FOR Proposal 2 and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee of approximately $7,500 plus disbursements. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company’s 401(k) Plan (“Savings Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Proxies marked “abstain” are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

The affirmative vote of holders of two-thirds of all outstanding shares will be required for the approval of Proposal 1. The affirmative vote of a majority of the votes cast will be required for the approval of Proposal 2, provided that the total number of votes cast on the proposal represents over 50% of the number of shares of the Company’s Class A Common Stock, par value $0.20 per share (“Common Stock”) entitled to vote on the proposal. Under New York Stock Exchange rules, Proposals 1 and 2 are considered “discretionary items” whereby brokers are permitted to vote in their discretion on behalf of beneficial owners if such beneficial owners do not furnish voting instructions. “Broker non-votes” are treated as not being present for the matter (other than for determining the presence or absence of a quorum). Since Proposals 1 and 2 require an affirmative vote of the shareholders, broker non-votes have the effect of a vote cast against these proposals. Proxies marked “abstain” are treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against these proposals.

On May 15, 2006, the record date for determining shareholders entitled to receive notice of and to vote at the Special Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of                  shares of Common Stock. Each share of Common Stock outstanding on the record date is entitled to one vote on each matter submitted at the Meeting.

References to “fiscal year 2006,” “fiscal year 2005,” and “fiscal year 2004,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2006, 2005 and 2004, respectively;

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of May 1, 2006, unless otherwise indicated, certain information with respect to the beneficial ownership of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by the directors, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s directors and executive officers as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	3,347,610	(2)	12.0%
Westfield Capital Management Company, Inc. One Financial Center Boston Massachusetts 02111	1,900,857	(3)	6.8%

Named Executive Officers and Directors:
Robert C. Arzbaecher President and Chief Executive Officer and Director	800,906	(4)	2.9%

Beneficial Owner (1)	Amount and Nature		Percent of Class
William S. Blackmore Executive Vice President, Engineered Solutions	36,928	(5)	*
Gustav H.P. Boel, Executive Vice President and Director	39,262	(6)	*
Thomas J. Fischer, Director	15,000	(7)	*
Mark E. Goldstein, Executive Vice President, Tools & Supplies	81,498	(8)	*
William K. Hall, Director	29,000	(9)	*
Kathleen J. Hempel, Director	28,000	(10)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	221,938	(11)	*
Robert A. Peterson, Director	19,400	(12)	*
William P. Sovey, Director	31,000	(13)	*
Larry D. Yost, Director	6,000	(14)	*
All Directors and Executive Officers (12 persons)	1,314,932	(15)	4.7%

*	Less than 1%

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2006.

(3)	Share ownership based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006.

(4)	Includes 1,200 shares held by spouse, 1,100 shares held by his children through a custodian, 12,943 shares held in the Savings Plan, 1,950 shares held in an individual IRA Account, 30,000 shares held by a family limited partnership and 1,643 shares held in the Actuant Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). Also includes 462,190 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006.

(5)	Includes 577 shares held in the Savings Plan and 351 shares held in the Deferred Compensation Plan. Also includes 22,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006.

(6)	Includes 21,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 2,150 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(7)	Includes 12,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006.

(8)	Includes 1,741 shares held in the Savings Plan, 584 shares held in the Employee Stock Purchase Plan, 62,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006 and 4,173 shares held in the Deferred Compensation Plan.

(9)	Includes 24,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 6,167 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(10)	Includes 24,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006.

(11)	Includes 4,568 shares held in the Savings Plan, 14,024 shares held in an individual IRA Account, 363 shares held in the Employee Stock Purchase Plan, 146,520 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006 and 463 shares held in the Deferred Compensation Plan.

(12)	Includes 5,200 shares held in an individual IRA account and 12,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 2,722 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(13)	Includes 30,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 10,093 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 6,000 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 1,040 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(15)	Includes 21,150 shares held in individual IRA accounts, 30,000 shares held by a family limited partnership, 1,200 shares held by spouses, 1,100 shares held by a custodian for minor children, 1,446 shares held in the Employee Stock Purchase Plan, 25,350 shares held in the Savings Plan and 6,953 shares held in the Deferred Compensation Plan. Also includes 824,910 shares issuable pursuant to options exercisable currently or within 60 days of May 1, 2006. Excludes 22,172 phantom stock units held in the Company’s Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION

The board of directors has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Company’s Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of Common Stock. Accordingly, the board of directors has proposed an amendment to the Articles increasing the number of authorized shares of Common Stock from 42,000,000 to 84,000,000 for submission to the Company’s shareholders at the Meeting.

As of May 15, 2006, the record date, there were                  shares of Common Stock outstanding,                  shares were reserved for issuance in connection with various employee benefit plans and an additional                  shares were reserved for issuance in connection with the Company’s 2% Convertible Senior Subordinated Debentures due 2023.

The board of directors believes it is desirable for the Company to have the flexibility to issue additional shares of Common Stock in excess of the amount which is currently authorized without further shareholder action. The additional shares of Common Stock will be available for issuance from time to time, including for a stock split or dividend, raising capital through the sale of Common Stock or as consideration in connection with acquisitions and for attracting and retaining valuable employees by issuing additional stock options or restricted stock. While the board of directors continually considers the Company’s capital structure and various financing alternatives, the board has no formal plans or commitments to issue any additional shares of Common Stock at this time. The board of directors will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes.

For the reasons set forth above, the board of directors has proposed that the following resolution, which embodies an amendment to the Articles effecting the increased authorization, be submitted to the Company’s shareholders for approval at the Meeting:

RESOLVED, that Section 3.1(a) of Article III of the Company’s Restated Articles of Incorporation be amended to read as follows:

“(a) Class A Common Stock. 84,000,000 shares of Class A Common Stock, having a par value of $.20 per share.”

If this amendment is approved by the Company’s shareholders, the entire authorized capital stock of the Company will consist of 84,000,000 shares of Class A Common Stock, 1,500,000 shares of Class B Common Stock and 160,000 shares of Cumulative Preferred Stock. No Class B Common Stock or Cumulative Preferred Stock is currently outstanding.

As is the case with the current authorized but unissued shares of Common Stock, the additional shares of Common Stock authorized by this proposed amendment could be issued upon approval by the board of directors without further vote of our stockholders except as may be required in particular cases by our Restated Articles of Incorporation, applicable law, regulatory agencies or the rules of the New York Stock Exchange. Under our Restated Articles of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of Common Stock or securities convertible into or exercisable for

Common Stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of Common Stock. Additionally, the Company has no current intention of using additional shares of Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

The affirmative vote of two-thirds of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Articles. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.

The board of directors unanimously recommends that you vote FOR approval of the amendment.

PROPOSAL 2

APPROVAL OF THE ACTUANT CORPORATION

LONG TERM INCENTIVE PLAN

The board of directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified employees. In order to achieve this objective, the board of directors has determined that it is in the best interests of the Company and its shareholders to adopt the Long-Term Incentive Plan. Accordingly, on April 5, 2006, the board of directors adopted the Long Term Incentive Plan (the “Plan”) to take effect on May 1, 2006, subject to shareholder approval. A copy of the Plan is attached hereto as Exhibit A. The following summary of the material features of the Plan is qualified in its entirety by reference to the complete text of the Plan.

Summary of Long Term Incentive Plan

The purpose of the Plan is to provide an incentive for key officers of the Company to improve corporate performance on a long-term basis by providing each participating officer with an opportunity to receive a cash incentive payment based on the growth of the Common Stock price of the Company. The Plan is a nonqualifed deferred compensation plan subject to the provisions of Internal Revenue Code Section 409A. The following key officers are eligible to participate in the Plan: Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. The Plan covers a performance measurement period of eight plan years. A plan year is the 12-month period beginning on May 1 and ending the following April 30. The amount of compensation to be paid to the participants in the Plan will be based upon the achievement of an economic performance measure during the performance period as follows: at any time during the eight year measurement period, the “fair market value” of the Company’s Common Stock is at least $100 per share and remains at or above $100 for 30 consecutive trading days. The Plan defines “fair market value” as the mean of the high and low sales prices recorded in composite transactions on the New York Stock Exchange. The closing price of the Company’s Common Stock on the New York Stock Exchange on May 15, 2006 was $                 per share.

In the event of a sale of over 50% of the outstanding shares of stock of the Company, the performance target shall be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $100 per share. The stock price performance target may be equitably adjusted, at the discretion of the Compensation Committee, to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares.

The overall pool amount under the Plan is based on the number of plan years that it takes to achieve the performance target as described below:

Time to Achieve Performance Target After Effective Date	LTI Payout Pool
On or before May 1, 2011	$20 Million
After May 1, 2011 and on or before May 1, 2012	$16.6 Million
After May 1, 2012 and on or before May 1, 2013	$13.3 Million
After May 1, 2013 and on or before May 1, 2014	$10 Million
After May 1, 2014	$0

The compensation payable to a participant in the Plan will be a percentage of the overall pool amount for the Plan as a whole. The Plan provides that Mr. Arzbaecher’s share of the pool amount under the plan is 50% and the respective percentage of each of Messrs. Blackmore, Goldstein and Lampereur is 16.66%. No payment will be made if the performance target is not achieved during the performance measurement period. In addition, a participant’s share of the payout pool may not be increased, including as a result of the reduction of any other participant’s payment.

If the performance target is achieved during the performance measurement period each participant who is both employed by the Company (i) on the date the performance target is achieved and (ii) on May 1, 2011 shall be entitled to receive a long term incentive payment under the Plan. Awards earned under the Plan will be paid following the later of (i) the date the performance target is achieved during the performance measurement period or (ii) May 1, 2011 (the fifth anniversary of the effective date of the Plan).

A participant must be employed by the Company on the payment date to receive his percentage of the payout pool unless the performance target is achieved while the participant is an employee and the participant’s employment is terminated by the Company without cause or by death. In such cases a participant will be eligible to receive an award on the date that awards are paid to other plan participants. A participant’s right to any long term incentive payment under the Plan shall be immediately forfeited in the event that the participant voluntarily terminates employment or is terminated for cause.

The Board may amend or terminate any or all of the provisions of the Plan; provided, however, that no such action (i) will be made without shareholder approval where shareholder approval is required under Section 162(m) of the Internal Revenue Code and (ii) shall, without the consent of the participant, alter or impair a participant’s right to receive a long term incentive payment to which the participant became entitled on or before the date of such action.

Section 162(m) generally provides that the Company may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain performance-based compensation is exempt from this limit. That is, Section 162(m) does not preclude the Company from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) and related IRS regulations. Section 162(m) requires that certain material terms of the plan, including the business criteria and maximum amounts payable, be approved by the Company’s shareholders. If the Plan is approved by the shareholders, payment of the full amounts calculated under the Plan should be deductible by the Company for federal income tax purposes.

The table below presents the individual range of target awards that may be payable (subject to approval by stockholders of the Plan) to Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur (for whom executive compensation information is provided under the section entitled “Executive Compensation”) if the performance target is achieved during the performance measurement period. If the performance target is not met, the participants will not receive an award under the Plan.

	If Target Achieved
Name and Position	Prior to or on May 1, 2011	After May 1, 2011 and prior to or on May 1, 2012	After May 1, 2012 and prior to or on May 1, 2013	After May 1, 2013 and prior to or on May 1, 2014	After May 1, 2014
Robert C. Arzbaehcer President and Chief Executive Officer	$10,000,000	$8,300,000	$6,650,000	$5,000,000	-0-
William Blackmore Executive Vice President, Engineered Solutions	$3,333,000	$2,766,000	$2,216,000	$1,666,000	-0-
Mark Goldstein Executive Vice President, Tools & Supplies	$3,333,000	$2,766,000	$2,216,000	$1,666,000	-0-
Andrew Lampereur Executive Vice President and Chief Financial Officer	$3,333,000	$2,766,000	$2,216,000	$1,666,000	-0-

The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the Plan. Abstentions and broker non-votes will have the effect of a vote against the Plan.

The board of directors unanimously recommends that you vote FOR approval of the Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and each of the Company’s other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2005, for services rendered to the Company and its subsidiaries (“named executive officers”). Also included in the table is actual compensation information for those individuals for fiscal years 2004 and 2003, if they were employed by the Company at that time.

	Annual Compensation			Long-Term Compensation Awards
				Securities Underlying Options/	Restricted Stock Awards		All Other Compensation
Name and Principal Position	Year	Salary	Bonus	SARS (1)	($)		($) (2)(3)(4)
Robert C. Arzbaecher
President and Chief Executive Officer	2005	$670,000	$434,160	75,000	$-0-		$59,726
President and Chief Executive Officer	2004	580,000	933,800	86,380	-0-		43,080
President and Chief Executive Officer	2003	500,000	469,000	90,000	-0-		20,520
Williams S. Blackmore
Executive Vice President, Engineered Solutions	2005	$325,000	$39,488	20,000	$-0-		$28,363
Executive Vice President, Engineered Solutions	2004	275,000	226,600	16,000	-0-		19,714
Vice President, Engineered Solutions Americas	2003	220,000	79,904	18,000	-0-		10,751
Gustav H.P. Boel
Executive Vice President	2005	$275,000	$37,311	-0-	$240,540	(5)	$59,920	(2)
Executive Vice President, European Electrical	2004	250,000	$51,750	18,000	-0-		48,635	(6)
Vice President, Kopp	2003	212,000	103,100	6,000	$114,180		-0-
Mark E. Goldstein
Executive Vice President, Tools & Supplies	2005	$340,000	$181,730	24,000	$-0-		$34,138
Executive Vice President, Tools & Supplies	2004	315,000	262,521	24,000	-0-		30,614
Vice President, Tools & Supplies	2003	265,000	216,100	24,000	-0-		55,308	(7)
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer	2005	$310,000	$125,550	20,000	$-0-		$36,051
Executive Vice President and Chief Financial Officer	2004	285,000	294,975	24,000	-0-		26,219
Vice President and Chief Financial Officer	2003	250,000	150,800	24,000	-0-		17,686

(1)	Consists entirely of stock options.

(2)	The 2005 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s Savings Plan core and restoration contributions as follows: Mr. Arzbaecher—$47,699, Mr. Blackmore—$16,108, Mr. Goldstein—$17,960 and Mr. Lampereur—$18,034; (c) auto payments as follows: Mr. Arzbaecher—$7,271, Mr. Blackmore—$7,427, Mr. Goldstein—$7,245 and Mr. Lampereur—$9,950; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,456, Mr. Blackmore—$810, Mr. Goldstein—$810 and Mr. Lampereur—$540; (e) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Blackmore—$718, Mr. Goldstein—$810 and Mr. Lampereur—$1,664; (f) financial planning services reimbursements as follows: Mr. Boel—$21,454, Mr. Goldstein—$4,213 and Mr. Lampereur—$2,563; and (g) the cost of a company-provided apartment for Mr. Boel in the amount of $38,466.

(3)	The 2004 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,300, Mr. Blackmore—$3,300, Mr. Goldstein—$3,300 and Mr. Lampereur—$3,300; (b) the Company’s Savings Plan core and restoration contributions as follows: Mr. Arzbaecher—$31,101, Mr. Blackmore—$10,393, Mr. Goldstein—$15,702 and Mr. Lampereur—$12,911; (c) auto payments as follows: Mr. Arzbaecher—$7,352, Mr. Blackmore—$5,228, Mr. Goldstein—$6,589 and Mr. Lampereur—$8,363; (d) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$1,327, Mr. Blackmore—$793, Mr. Goldstein—$810 and Mr. Lampereur—$540; and (e) financial planning services reimbursements as follows: Mr. Goldstein—$4,213 and Mr. Lampereur—$1,105.

(4)	The 2003 amounts represent the following: (a) the Company’s Savings Plan matching contributions as follows: Mr. Arzbaecher—$3,225, Mr. Blackmore—$2,655, Mr. Goldstein—$3,225 and Mr. Lampereur—$3,225; (b) the Company’s Savings Plan core contributions as follows: Mr. Arzbaecher—$6,000, Mr. Blackmore—$6,000, Mr. Goldstein—$6,000 and Mr. Lampereur—$6,000; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher—$3,787; (d) auto payments as follows: Mr. Arzbaecher—$6,916, Mr. Blackmore—$1,582, Mr. Goldstein—$5,291 and Mr. Lampereur—$8,070; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher—$592, Mr. Blackmore $514, Mr. Goldstein—$588 and Mr. Lampereur—$391; and (f) relocation costs paid by the Company for Mr. Goldstein—$23,565.

(5)	Mr. Boel was granted 6,000 restricted stock units in October 2004. The dollar value shown in the table above is based on the closing price of $40.09 per share on the date the restricted stock units were granted. The restricted stock units vest on October 27, 2007. The value of the restricted stock units as of August 31, 2005 was $254,400 based on the closing price of $42.40 per share on that date. Dividends (if any) will be paid on the restricted stock units at the same rate as other outstanding shares of the Company’s Common Stock.

(6)	The amount for Mr. Boel represents the cost of a Company provided apartment.

(7)	The 2003 amount for Mr. Goldstein includes $16,639 of interest on a loan related to his relocation to the Milwaukee area, which the Company paid on his behalf.

Option/SAR Grants in Last Fiscal Year

The following table sets forth information concerning stock option grants during fiscal year 2005 to the named executive officers. No stock appreciation rights (“SARs”) were granted in fiscal 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options/SARs	Percent of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration
Name	Granted(#)	Fiscal Year (1)	($/Share)	Date (2)	5%	10%
Robert C. Arzbaecher	75,000	21.8%	$40.09	10/27/14	$1,890,929	$4,791,982
Williams S. Blackmore	20,000	5.8%	40.09	10/27/14	504,258	1,277,862
Mark E. Goldstein	24,000	7.0%	40.09	10/27/14	605,097	1,533,434
Andrew G. Lampereur	20,000	5.8%	40.09	10/27/14	504,258	1,277,362

(1)	Based on stock option grants for an aggregate of 343,535 shares made to all employees during the fiscal year ended August 31, 2005.

(2)	Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of the Company, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company Common Stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with “deemed dividends” at the same rate as dividends paid on Company Common Stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of Common Stock and distributed with the shares of Common Stock issued to settle the optionee’s deferred share account.

(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Common Stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth information for each of the named executive officers concerning options exercised during fiscal year 2005 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End($)(2)
Name	Shares Acquired	Value Realized	Exercisable	Unexercisable (1)	Exercisable	Unexercisable
Robert C. Arzbaecher	163,280	$6,157,673	419,000	256,380	$13,638,360	$3,269,243
William S. Blackmore	-0-	-0-	14,000	50,000	281,640	497,240
Gustav H.P. Boel	-0-	-0-	12,000	18,000	359,730	190,575
Mark E. Goldstein	-0-	-0-	38,000	86,000	1,057,968	1,367,508
Andrew G. Lampereur	33,280	$1,344,349	134,520	68,000	4,572,057	872,964

(1)	Represents unvested options at the end of fiscal 2005.

(2)	Based upon the closing price of $42.40 of the Common Stock on the New York Stock Exchange, Composite Tape on August 31, 2005, as reported in the Wall Street Journal.

Equity Compensation Plan Information

The following table provides information as of August 31, 2005 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,988,534	$21.68	330,437	(2)(3)
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	1,988,534	$21.68	330,437	(2)(3)

(1)	The table does not include information regarding the Company’s Outside Directors’ Deferred Compensation Plan. The plan permits deferral of director compensation into phantom stock units, which are paid out in shares of Common Stock. The directors who participate in the plan do not have any voting or dispositive power over the phantom stock units. As of August 31, 2005, there were 47,752 shares of Common Stock underlying phantom stock units held in the plan.

(2)	Comprised of 197,594 shares available under employee stock plans; 52,000 shares available under the directors’ plan; and 80,843 shares available under the employee stock purchase plan.

(3)	The number of shares available for issuance under the 2002 Stock Plan was increased by 2,000,000 on January 13, 2006 and the number of shares available for issuance under the directors’ plan was increased by 100,000 on January 13, 2006. The information reported in the table above does not reflect these increases.

Change in Control Arrangements

Certain of the Company’s stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996, 2001 and 2002 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company Common Stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Boel, Goldstein and Lampereur, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following a change in control and a triggering event. A triggering event is generally defined as:

•	(a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a material change in the executive’s position or duties, executive’s reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

•	a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•	the acquisition by any means of more than 25% of the voting power or Common Stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s Board of Directors pursuant to a proxy solicitation not recommended by the Company’s Board of Directors.

The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The change in control agreements also provide that the Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, the Compensation Committee of the board of directors was composed of William K. Hall, Robert A. Peterson, William P. Sovey and Larry D. Yost. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Compensation Committee that require disclosure under applicable Securities and Exchange Commission regulations.

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. The chairperson of each committee receives an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal year 2006, the Company will pay its lead director an annual retainer of $20,000 for his services.

In fiscal year 2005, each non-employee director was automatically granted an option to purchase 6,000 shares of Company Common Stock at an exercise price of $48.88 per share under the Company’s 2001 Outside Directors’ Stock Option Plan. On January 13, 2006, the Company’s shareholders approved the Amended and Restated 2001 Outside Directors’ Stock Plan. Pursuant to the Amended and Restated 2001 Outside Directors Stock Plan, directors who are not employees of the Company are eligible for grants of stock options or restricted stock at the discretion of the Compensation Committee. On January 13, 2006, the Compensation Committee granted each non-employee director an option to purchase 4,000 shares of the Company’s Common Stock at an exercise price of $56.22 per share under the Company’s Amended and Restated 2001 Outside Directors Stock Plan.

Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

Under the Outside Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”), each non-employee director may elect to defer all or a specified portion of his annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. The amount deferred is used to purchase shares of Company Common Stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Common Stock. During fiscal year 2005, four directors participated in the Deferred Compensation Plan.

Shareholder Proposals

Shareholders who wish to submit a proposal to be presented at the Special Meeting are required by the Company’s bylaws to provide notice of such proposal to the principal executive offices of the Company a reasonable period of time (as determined by the Board) before such special meeting and only if such proposal is within the purposes described in the notice of the Special Meeting.

Shareholder proposals must be received by the Company no later than August 4, 2006 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 15, 2006, but no earlier than August 16, 2006, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Milwaukee, Wisconsin

May     , 2006

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Special Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

Exhibit A

ACTUANT CORPORATION

LONG TERM INCENTIVE PLAN

I. INTRODUCTION

1.01 Purpose and Effective Date. This plan shall be known as the Actuant Corporation Long Term Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive for key officers of Actuant Corporation (the “Company”) to improve corporate performance on a long-term basis, by providing each participating officer with an opportunity to receive a cash incentive payment based on the stock price of the Company. The Plan shall be effective May 1, 2006, subject to approval of the Plan by the Company’s shareholders.

1.02 Code Section 409A Compliance. The Plan is a nonqualified deferred compensation plan subject to the provisions of Code Section 409A. Accordingly, the Plan shall at all times be interpreted and administered in a manner consistent with Code Section 409A and applicable IRS guidance issued thereunder, notwithstanding any provision of the Plan to the contrary.

II. PLAN DEFINITIONS

For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean “cause” as defined in any employment agreement then in effect between a Participant and the Company, or if not defined therein, or if there is no such agreement, the Participant’s (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company; (iv) material failure to adhere to the Company’s corporate codes, policies or procedures as in effect from time to time; (v) violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company; or (vii) willful and continued failure substantially to perform his duties as an officer of the Company (unless the Participant’s failure to perform his duties results from his incapacity due to physical or mental illness). The determination of the existence of Cause shall be made by the Committee in good faith, and such determination shall be conclusive for purposes of the Plan.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” shall mean the Compensation Committee of the Board, as described in Section 3.01.

(e) “Company” shall mean Actuant Corporation, or any entity that is a successor to the Company.

(f) “Company Stock” shall mean common stock of the Company and such other stock and securities as may be substituted therefor pursuant to Section 5.02.

(g) “Effective Date” shall mean May 1, 2006.

(h) “Fair Market Value” on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions. In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, “Fair Market Value” shall be the mean of the closing bid and asked prices for such shares on such date or, if not so reported as obtained from a bona fide market maker in such shares.

(i) “LTI Payment” shall mean the payment amount determined in accordance with Section VII of the Plan.

(j) “LTI Payout Pool” shall mean the dollar amount determined in accordance with Section VI of the Plan.

(k) “Participant” shall mean each participating officer named in Section IV.

(l) “Performance Measurement Period” shall mean the period described in Section 5.01.

(m) “Performance Target” shall mean the economic performance measure described in Section 5.02.

(n) “Plan” shall mean the Actuant Corporation Long Term Incentive Plan, as amended from time to time.

(o) “Plan Year” shall mean each 12-month period beginning May 1 and ending the following April 30.

(p) “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading.

III.	PLAN ADMINISTRATION

3.01 Administration by the Committee. The Plan shall be administered by the Committee, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Code Section 162(m).

3.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan. The Committee shall also have the discretionary authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive on all parties and their legal representatives. Payment will be made under the Plan only if the Committee determines in its discretion that the applicant is entitled to receive it. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

IV. PARTICIPANTS

The following key officers of the Company shall be eligible to participate in the Plan:

(a) Robert Arzbaecher;

(b) William Blackmore;

(c) Mark Goldstein; and

(d) Andrew Lampereur.

V. PERFORMANCE MEASUREMENT

5.01 Performance Measurement Period. The Plan shall utilize a performance measurement period of eight (8) Plan Years (the “Performance Measurement Period”), which period shall begin on the Effective Date.

5.02 Performance Target. LTI Payments under the Plan shall be based on the achievement by the Company of an economic performance measure (the “Performance Target”) during the Performance Measurement Period. The Performance Target under the Plan is as follows:

At any time during the Performance Measurement Period, the Fair Market Value of Company Stock is $100 per share and remains at $100 per share for 30 consecutive Trading Days.

If there is any change in the outstanding shares of Company Stock by reason of a stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the stock price component of the Performance Target described above shall be equitably adjusted by the Committee, in its sole discretion, to give proper effect to such change.

VI. LTI PAYOUT POOL

The “LTI Payout Pool” is the amount determined in accordance with the following matrix and rules:

Time to Achieve Performance Target After Effective Date	LTI Payout Pool
Less than 5 Plan Years	$20 Million
5 Plan Years	$20 Million
6 Plan Years	$16.6 Million
7 Plan Years	$13.3 Million
8 Plan Years	$10 Million
More than 8 Plan Years	$0

If the Performance Target is not achieved within the first five (5) Plan Years after the Effective Date, the LTIP Payout Pool is reduced on a pro rata basis by month (based on completed months) until it equals $10 Million if the Performance Target is achieved by the end of the Performance Measurement Period. In no event may the LTI Payout Pool be increased.

VII. LTI PAYMENTS

7.01 LTI Payment Amount. Subject to the conditions of the Plan, if the Performance Target is achieved during the Performance Measurement Period, each Participant who is both (i) employed by the Company on the date the Performance Target is achieved and (ii) employed by the Company on the fifth anniversary of the Effective Date shall be entitled to receive a long term incentive payment (“LTI Payment”) under the Plan. The amount of the Participant’s LTI Payment will be determined in accordance with the following formula and matrix:

LTI Payment = [LTI Payout Pool] x [Share of LTI Payout Pool]

Participant	Share of LTI Payout Pool
Robert Arzbaecher	50.00%
William Blackmore	16.66%
Mark Goldstein	16.66%
Andrew Lampereur	16.66%

No LTI Payment shall be paid under the Plan if the Performance Target is not achieved during the Performance Measurement Period. In addition, in no event may a Participant’s share of the LTI Payout Pool be increased in any way, including as a result of the reduction of any other Participant’s LTI Payment.

7.02 Special Situations Affecting LTI Payments.

Notwithstanding any provision of the Plan to the contrary:

(a) If the Performance Target is achieved during the Performance Measurement Period, a Participant whose employment is involuntarily terminated for any reason (other than death or for Cause) after the Performance Target is achieved but before the LTI Payment is paid will be eligible to receive an LTI Payment, the amount of which will be determined in accordance with Section 7.01.

(b) If the Performance Target is achieved during the Performance Measurement Period, and a Participant dies while employed after the Performance Target is achieved but before the LTI Payment is paid, the beneficiary named by the Participant under the Company’s Group Life Insurance Plan shall be eligible to receive an LTI Payment, the amount of which will be determined in accordance with Section 7.01.

(c) A Participant’s rights with respect to any LTI Payment under this Plan shall be immediately forfeited in the event that (i) the Participant’s employment is terminated for Cause, or (ii) the Participant breaches any written covenants specified in the Participant’s employment agreement or any non-compete agreement relating to the Participant’s competition with the Company.

VIII. PAYMENT OF LTI PAYMENTS

LTI Payments earned under Section VII of the Plan shall be paid in a single lump sum in cash as soon as administratively practicable following the later of (i) the date the Performance Target is achieved during the Performance Measurement Period or (ii) the fifth anniversary of the Effective Date. Any change to the payment date of the LTI Payments shall comply with the requirements of Code Section 409A and applicable IRS guidance issued thereunder.

IX. AMENDMENT AND TERMINATION

The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that (i) no such action shall be made without shareholder approval where such approval would be required in order to comply with the provisions of Code Section 162(m) or other applicable laws, regulations, or stock exchange rules, and (ii) no such action shall, without the consent of the Participant, alter or impair a Participant’s right to receive an LTI Payment to which the Participant became entitled on or before the date of such action.

X. EXPIRATION OF THE PLAN

The Plan will automatically terminate eight (8) Plan Years after the Effective Date of the Plan.

XI. GENERAL PROVISIONS

11.01 Nontransferability. No LTI Payment shall be transferable by a Participant otherwise than by will or the laws of descent and distribution.

11.02 Tax Withholding. All payments made pursuant to the Plan shall be subject to applicable federal, state and local income and/or employment tax withholding requirements.

11.03 No Guarantee of Employment. Participation in the Plan shall not confer on any Participant a right to continue to serve the Company as an officer or otherwise. This Plan shall in no way limit the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate a Participant’s employment, or to increase or decrease the compensation of the Participant from the rate at the time of the Effective Date.

11.04 Governing Law. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin (without regard to any state’s principles of conflicts of laws).

11.05 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

PROXY

CLASS A COMMON STOCK

ACTUANT CORPORATION

SPECIAL MEETING OF SHAREHOLDERS – JULY 7, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Special Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on Friday, July 7, 2006, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE

UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED

FOR PROPOSALS 1 AND 2.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

(Continued on Reverse Side)

PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY ☒

[	]

The Board of Directors recommends a vote FOR each of the proposals below:

1.	To approve the amendment to Actuant Corporation’s Restated Certificate of Incorporation	For ☐	Against ☐	Abstain ☐	2. To approve the Actuant Corporation Long Term Incentive Plan.	For ☐	Against ☐	Abstain ☐

3.  In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof; all as set out in the Notice and

     Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

Indicate changes below:

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Check appropriate box

					______________	Date:

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signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign.

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PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE